BNY AND CUSTOMER CONFIDENTIAL	EXECUTION VERSION

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

EACH CUSTOMER LISTED ON APPENDIX I

BNY AND CUSTOMER CONFIDENTIAL

i

11.	REGULATORY MATTERS	17
	11.1 USA PATRIOT Act	17
	11.2 Sanctions; Anti-Money Laundering	17

12.	COMPENSATION	18
	12.1 Fees and Expenses	18
	12.2 Other Compensation	19

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS	19
	13.1 BNY	19
	13.2 Customer	19

14.	LIABILITY	20
	14.1 Standard of Care	20
	14.2 Limitation of Liability	20
	14.3 Force Majeure	22
	14.4 Indemnification	22

15.	CONFIDENTIALITY	23
	15.1 Confidentiality Obligations	23
	15.2 Exceptions	23

16.	TERM AND TERMINATION	24
	16.1 Term	24
	16.2 Termination	24
	16.3 Effect of Termination	24
	16.4 Survival	24

17.	GENERAL	25
	17.1 Non-Custody Assets	25
	17.2 Assignment	25
	17.3 Amendment	25
	17.4 Governing Law/Forum	26
	17.5 Business Continuity/Disaster Recovery	26
	17.6 Non-Fiduciary Status	26
	17.7 Notices	26
	17.8 Entire Agreement	26
	17.9 No Third Party Beneficiaries	27
	17.10 Counterparts	27
	17.11 Interpretation	27
	17.12 No Waiver	27
	17.13 Headings	27
	17.14 Severability	27

ii

CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY”), and DOUBLELINE FUNDS TRUST, a Delaware statutory trust, on behalf of each of its respective Series and any Subsidiary (each term as defined below) listed on Appendix I, as such Appendix I may be amended from time to time, severally and not jointly (each individually, a “Customer”). A separate custody agreement between each Customer and BNY effective as of the date set forth on Appendix I hereto (the “Effective Date”) will be deemed to have been established, the terms of which are set forth in this Agreement. BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer is registered under the 1940 Act (as defined below) as an open-end management investment company;

WHEREAS, Customer may own or operate through one or more wholly-owned subsidiaries of Customer identified to BNY by Customer (each, a “Subsidiary”) and, subject to the terms of this Agreement, BNY agrees to perform such tasks and provide such services with respect to such entity as may be necessary in providing any services or fulfilling such responsibilities set forth in this Agreement; and

WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its assets for Customer and each Series (as defined below) and each Subsidiary hereafter identified to BNY on Appendix I, and BNY is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Affiliate Securities” has the meaning set forth in Section 8.4.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which is delivered to or received and, in each case, accepted by BNY for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts, the Assets, Customer’s shareholders and its practices and procedures related to the services provided hereunder as provided by Customer to BNY from time to time in writing, and including, with respect to BNY, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bny.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY to Customer from time to time.

“Instructions” means, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Loan Asset” means any uncertificated asset that is a direct or participation or subparticipation interest in or assignment or novation of a loan, including, but not limited to, bank loans, interests in bank loans, real estate loans, credit risk sharing instruments, loans originated by a Customer or other third-party non-bank lender, corporate loans or other extension of credit, that is not a “security” as defined in Section 8-102 of the Uniform Commercial Code and which Customer has instructed Bank to identify on Bank’s books and records in accordance with the terms of Section 17.1 below.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to BNY and reasonably believed by BNY to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY and Customer and which are from time to time delivered to or received by BNY and/or any Subcustodian for deposit in an Account; provided, however, that the term “Security” shall not include any (1) uncertificated investment in a hedge fund, private equity fund or other private investment fund which, in each case, is registered in the name of Customer, (2) derivative instruments, or (3) Loan Assets.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement, including any Subsidiary of such portfolio. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY or a BNY Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Subsidiary” has the meaning given such term in the recitals.

“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be reasonably requested by BNY in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)

Customer hereby appoints BNY as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY hereby accepts such appointment and agrees to keep safely all Assets delivered to and actually received by BNY in accordance with the provisions of this Agreement and applicable statutes, laws, rules and regulations applicable to BNY. The term “Assets,” for the avoidance of doubt, shall not include Loan Assets. The Parties acknowledge and agree that BNY’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY has no obligation:

(i)	With respect to any Assets until they are actually received by BNY in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)

To monitor the Securities in the Accounts to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;

(iv)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(v)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)

Operational terms, procedures and processes supporting the services described herein are set out in a separate service level description, a current version of which will be available upon request at any time.

(d)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(e)

If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY or a BNY Affiliate.

(f)

If Customer engages in transactions that require posting margin or collateral with a counterparty (for example, uncleared derivatives transactions or To-Be- Announced transactions), other than margin posted in reliance on Rule 17f-6 under the Investment Company Act and other exemptive or no-action relief under Section 17(f) of the Investment Company Act, such activities will be subject to a separate written agreement (an account control agreement) among Customer, BNY and the relevant counterparty.

(g)

If Customer seeks to have BNY safekeep any uncertificated securities which are registered in a name other than that of BNY or one of its nominees or similar investment-related documentation with respect to a Loan Asset, the delivery of such uncertificated securities or documentation shall be subject to the terms and conditions set forth in Schedule A hereto.

2.2	Establishment of Accounts

BNY will establish and maintain one or more separate accounts for each Series in which BNY will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account and Assets of each other Series. Furthermore, BNY shall hold and segregate on its books and records all Securities separate from other securities and investments in the possession of BNY, and all Securities shall be marked on BNY’s books and records so as to clearly identify them as property of Customer. Except as otherwise contemplated in this Agreement or as provided by applicable law or regulation, the Assets shall be and remain the sole property of such Series, and BNY shall not lend, rehypothecate or, pledge any Securities held in the Accounts.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY with one or more written lists or other documentation acceptable to BNY specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)

Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)

BNY will be entitled to deal with any Authorized Person until notified otherwise pursuant to Section 3.1 hereof pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY from an Authorized Person.

(e)

All Instructions must include all information necessary, and must be delivered using such methods and in such format as BNY may reasonably require and be received within BNY’s established cut-off times and otherwise in sufficient time, to enable BNY to act upon such Instructions. Following the execution of this Agreement, or as soon as reasonably practicable thereafter, BNY shall make available to Customer the separate service level description, or such other documentation, that details the timing requirements for BNY to act upon and process Instructions.

(f)

BNY may in its reasonable sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY’s operating policies and practices which will be provided to Customer in writing or otherwise made available to Customer through Electronic Access Services, in which event BNY will promptly notify Customer unless prevented from doing so by applicable law.

(g)

Customer acknowledges that while it is not part of BNY’s normal practices and procedures to accept Oral Instructions, BNY may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY.

(h)

Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)

Receive income and other payments due to the Accounts; provided, however, that BNY will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)

Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY;

(d)

Forward to Customer or its designee information (or summaries of information) that BNY receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)

Forward to Customer or its designee an initial notice of bankruptcy or class action or other similar events or cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY in its capacity as custodian. BNY will take no further action nor provide further notification related to the bankruptcy case;

(f)

Unless otherwise elected by Customer, and in accordance with BNY’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received for the Accounts;

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY’s performance under this Agreement; and

(i)

Upon presentment of a check pursuant to a check redemption process agreed between Customer and BNY, unless otherwise instructed pursuant to Instructions, charge the amount of the check against the cash held in the Account of the relevant Series. If BNY receives timely Instructions that a check is not to be honored, BNY will return the check unpaid.

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. However, if an Authorized Person elects, with BNY’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)

Each agreement pursuant to which BNY employs a Subcustodian which is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) that maintains “Foreign Assets” (as defined in such Rule 17f-5) shall satisfy the requirements for such agreement set forth in such Rule 17f-5. BNY will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY is informed, pursuant to such means as determined by BNY, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)

BNY will only utilize Subcustodians that have entered into an agreement with BNY or a BNY Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement. In each agreement pursuant to which BNY employs a Subcustodian, BNY shall contractually require the Subcustodian to exercise reasonable care in the performance of its duties, and to indemnify and hold harmless BNY and its clients from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Subcustodian’s performance of its obligations.

(c)

Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)

In connection with each Depository utilized by BNY that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, or make available, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of such Depository.

(e)

With respect to each Foreign Depository, BNY will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY, and will not include any evaluation of the matters referenced in Section 14.2(b)(i). If a custody arrangement with a Foreign Depository no longer meets the requirements of Rule 17f-7 under the 1940 Act, and Customer directs that Customer’s Foreign Assets must be withdrawn from the depository, Custodian will, subject to market, regulatory and legal limitations, withdraw such assets as soon as reasonably practicable.

(f)

Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY, a BNY Affiliate or the applicable Subcustodian, for its clients. Custodian shall identify on its books and records the Assets belonging to Customer, whether held directly or indirectly through Depositories, Foreign Depositories, or Subcustodians.

4.2	Liability for Subcustodians

(a)	BNY will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)

With respect to Assets held by a Subcustodian, BNY will be liable to Customer for the activities or omissions of such Subcustodian under this Agreement to the extent that BNY would have been liable to Customer under this Agreement if BNY had performed or omitted to perform such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Affiliate:

(i)	BNY’s liability will be limited solely to the extent resulting directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)

To the extent that BNY is not liable pursuant to Section 4.2(b)(i), BNY’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of reasonable costs and expenses incurred by BNY in connection therewith).

4.3	Liability for Depositories

BNY will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository; provided that, for clarity, BNY remains responsible for its own acts and omissions pursuant to the terms of this Agreement.

4.4	Use of Agents

BNY may appoint agents, including BNY Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder, and BNY shall be liable to Customer for the acts or omissions of any such agent or BNY Affiliate, under this Agreement to the same extent that BNY would have been liable under this Agreement if BNY had performed such act or omission itself. Except as otherwise specifically provided herein, no such appointment will discharge BNY from its obligations hereunder.

5.	CORPORATE ACTIONS

5.1	Notification

BNY will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY, BNY will have no responsibility or liability for failing to so notify Customer. For the avoidance of doubt, BNY in its capacity as custodian, shall have no obligation to notify Customer of any rights or discretionary actions affecting Loan Assets.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY to act. In order for BNY to act, Customer must issue Instructions using, or directly referencing, the BNY-issued corporate actions instruction form, and include all the required information fields therein. Such Instructions must be addressed as BNY may request, by the deadline specified by BNY in its sole reasonable discretion from time to time, together with any amount which is required to be paid in carrying out any such action. In the event BNY does not receive such Instructions together with any required amount prior to its specified deadlines, BNY will not be liable for failure to take any action relating to, or to exercise any rights conferred by, such Securities.

5.3	Partial Redemptions, Payments, Etc.

BNY will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Instructions to settle such transaction. Unless otherwise agreed by BNY and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs, including, without limitation, the delivery of Securities or Cash to a counterparty (or agent) against, as applicable, the receipt of Securities or Cash in the future. Customer understands that when BNY is instructed to deliver Securities or Cash against payment, delivery of such Securities or Cash and receipt of payment or assets related to such Securities or Cash may not be completed simultaneously and can also be made without payment. Customer assumes full responsibility for all risks involved in connection with BNY’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS

7.1	Tax Obligations

(a)	To the extent that BNY has received the Tax Information within the time stipulated, BNY will perform the following services with respect to Tax Obligations:

(i)

Unless prohibited by law or regulation, at the reasonable request of Customer, BNY will provide to Customer such information received by BNY in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform BNY in writing as to which party or parties will receive information from BNY;

(ii)

BNY will, upon receipt of sufficient Tax Information from Customer (as reasonably determined by BNY), file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to BNY’s service level description (in each case as made available to Customer from time to time). Where Customer (for whatever reason) fails or neglects to provide BNY with or to review and confirm the Tax Information within the time stipulated by BNY, then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on Customer to immediately return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to BNY of such appointment and subject to such terms as separately agreed in writing between Customer and BNY; and

(iii)

BNY or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the relevant Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority. BNY shall make available through its Electronic Access Services information received from Subcustodians with respect to Tax Obligations of Customer.

Customer’s receipt of the foregoing services is dependent upon its subscription to BNY’s information reporting system, and Customer will be responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that BNY may, at any time, amend the scope of its tax service offering and notice of such changes will be made available to BNY’s customers through its information reporting system. Such changes may require additional documentation, attestations or declarations to be entered into by Customer in order to continue receiving the relevant tax service in a particular market.

(b)	Customer acknowledges that BNY is a service provider and not an economic beneficiary of any transaction.

(c)

Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.

(d)	Customer will provide BNY with Tax Information to enable BNY to comply with BNY’s obligations under any applicable tax laws or with any tax authority enquiry.

(e)

Customer acknowledges and agrees that none of BNY nor any BNY Affiliate, in connection with the services contemplated by this Agreement, is a tax adviser and none of BNY nor any BNY Affiliate will, under any circumstances, provide tax advice to Customer in connection herewith.

7.2	Payments

Where BNY receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY is acting in an administrative capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities prior to its actual receipt thereof. All such credits will be conditional until BNY’s actual receipt of such proceeds and may be reversed by BNY to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible.

8.2	Advances

If BNY receives an Instruction that, if processed, would result in an overdraft in an Account, BNY may, in its sole discretion, advance funds in any currency hereunder; however, BNY will have no obligation to advance its own funds.

8.3	Payment

If: (a) BNY has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY, Customer agrees to pay BNY (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY to its institutional custody clients in the relevant currency at the time of the event.

8.4	Securing Payment

In order to secure payment of Customer’s obligations and liabilities relating to a Series to BNY or any BNY Affiliate and arising under this Agreement and in addition to any preference, lien or other rights and security interest to which BNY or such BNY Affiliate may be entitled under applicable law or any other agreement, each Series hereby pledges and grants to BNY and such BNY Affiliate, and agrees BNY and such BNY Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest (i) to the extent of any overdraft or indebtedness, (ii) to the extent of any unpaid fees and expenses owing hereunder, after giving effect to applicable notice and cure periods, if any (or, in the absence of any notice and cure period stated herein, after giving written notice of any past due fees and expenses and providing a cure period of 30 days) and (iii) any other amounts Customer may owe to BNY that arise under this Agreement by that Series, in: (a) all of such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY or any BNY Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act and related implementing regulations (Regulation W, 12 C.F.R. part 223)) of BNY (such securities, “Affiliate Securities”) with the exception of Affiliate Securities that (i) constitute “eligible affiliated mutual fund securities” as defined in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) and (ii) meet the requirements in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)). Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY as custodian or any BNY Affiliate relating to Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute or as otherwise acknowledged in writing by BNY). Customer will take any additional steps reasonably required to assure BNY of such priority security interest, including notifying third parties or obtaining their consent. BNY will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement. In this regard, BNY will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default. BNY shall endeavor to provide written notice as soon as commercially practicable to Customer of any such actions taken under this Section 8.4, it being understood that BNY’s failure or inability to provide such notice shall not affect or limit BNY’s rights as set forth herein or as may otherwise be provided for in this Agreement. For clarity, the assets of one Series will not be used by BNY pursuant to this Section 8.4 to satisfy the obligations of any other Series.

8.5	Setoff

BNY has the right to debit any Cash of a Series for any amount payable by Customer in connection with any and all obligations of Customer relating to that Series to BNY arising under this Agreement. In addition to the rights of BNY under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to BNY, BNY will have the right with notice to Customer to retain or set-off against any obligations relating to such Series any cash BNY may directly or indirectly hold with respect to such Series, and any obligations that BNY may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to BNY in order to effect the above rights. BNY shall endeavor to provide written notice as soon as commercially practicable to Customer of any such actions taken under this Section 8.5, it being understood that BNY’s failure or inability to provide such notice shall not affect or limit BNY’s rights as set forth herein or as may otherwise be provided for in this Agreement.

8.6	Currency Conversion

BNY is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 8 at BNY’s own rate of exchange then prevailing.

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

BNY will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY, notify BNY of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY of any such exceptions or objections at any time.

9.2	Books and Records

(a)

The books and records, directly pertaining to the Accounts, which are in the possession of BNY, will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY or one of its nominees and will be segregated on BNY’s books and records from BNY’s own property. Customer and its authorized representatives including without limitation auditors (including internal audit staff and external auditors) and compliance personnel, will have the right, and with reasonable prior written notice to BNY, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY’s normal business hours and will be subject to BNY’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY to Customer or its authorized representative (including, without limitation, such individuals and agents of Customer as shall be identified to BNY in Instructions by Customer).

(b)

BNY shall provide such information and assistance as is within BNY’s possession as a result of its provision of the services contemplated hereby, as Customer may from time to time request in writing, in connection with the preparation of opinions by Customer’s independent accountants with respect to BNY’s activities hereunder and/or in connection with the preparation of Customer’s Form N-2, Form N-CSR, Form N-PORT and Form N-CEN, or other reports to the SEC and with respect to any other requirements thereof.

(c)

BNY further agrees to provide such information and assistance from time to time as may be reasonably requested by Customer in connection with BNY’s compliance procedures as applicable to Customer and/or in connection with Customer’s periodic compliance audits of BNY. Without limiting the preceding sentence, BNY agrees to provide or make available: (i) in connection with Customer’s compliance programs pursuant to Rule 38a-1 promulgated under the 1940 Act, such periodic reports and documentation produced or maintained by BNY in connection with its performance of the services or which BNY makes available to its customers and such certifications as Customer or its compliance officers may reasonably request in writing, and reasonably prompt notification of any confirmed material compliance matter impacting BNY’s internal control framework applicable to its delivery of the services under this Agreement; (ii) reasonably prompt notification of any event that could materially adversely impact the services provided by BNY to Customer under this Agreement; (iii) information concerning its business continuity plan and disaster recovery plan enacted by BNY in accordance with Section 17.5(a) below; and (iv) sub-certificates in connection with the certification requirements of the Sarbanes Oxley Act of 2002 applicable to services for Customer.

9.3	Third Party Data

(a)

Customer acknowledges that BNY will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third party sources which provide information related to the services set forth in this Agreement in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY is entitled to rely without inquiry on all Third Party Data provided to BNY hereunder (and all Instructions related to Third Party Data), and BNY makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete; provided, that BNY, with respect to third party sources, exercised reasonable care in the selection of such third party information sources. BNY may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY to override its usual procedures and data sources or if BNY, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.

(b)

Although statements and reports provided by BNY hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)

Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. To the extent that Customer uses the Market Data of a particular Market Data Provider, Customer agrees to the terms and conditions relating to such Market Data and/or such Market Data Provider as they are posted on the Data Terms Website from time to time.

10.	DISCLOSURES

10.1	Required Disclosure

(a)

With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)

With respect to certain Securities issued outside the United States, BNY may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY with any required information.

10.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY or a BNY Affiliate acting as a principal through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any terms, rules or limitations that apply to any foreign exchange facility made available to Customer.

With respect to any such foreign exchange transactions, BNY or such BNY Affiliate is acting as a principal counterparty on its own behalf which may retain any profits from such foreign exchange transactions, and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

10.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles selected by Customer and identified to BNY in Instructions. Such investment vehicles may be offered by a BNY Affiliate or by a client of BNY, and BNY may receive compensation therefrom. By making investment vehicles available, BNY and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY will have no liability under this Agreement for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY to implement a customer identification program pursuant to which BNY must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY to verify Customer’s identity. Customer acknowledges that BNY cannot establish an Account unless and until BNY has successfully performed such verification.

11.2	Sanctions; Anti-Money Laundering

(a)

Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will take reasonable steps to ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY of Sanctions.

(b)

Customer acknowledges and agrees that, in connection with the services provided by BNY under this Agreement, each of Customer’s investors is not a customer or joint customer with BNY. Customer (and not BNY) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all Anti-Money Laundering Laws applicable to Customer. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will, subject to any requirements under applicable laws, maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program reasonably designed to identify and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder applicable to Customer, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to BNY where related to the services provided by BNY hereunder.

(c)

Customer will promptly provide to BNY such information as is reasonably available to Customer and as BNY reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any investor, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY the assets of any investor, Customer will obtain from each such investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)

BNY may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY will inform Customer as soon as reasonably practicable.

(e)

While Customer remains responsible for the matters set forth in Section 11.2(a) and Section 11.2(b), BNY acknowledges that Customer has engaged and delegated to a BNY Affiliate the performance of certain anti-money laundering and know your customer services provided by such BNY Affiliate on behalf of Customer.

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY’s services provided hereunder, Customer will (a) pay to BNY the fees set forth in the mutually agreed upon fee schedule and (b) reimburse BNY for any reasonable and documented out-of-pocket and incidental expenses incurred by BNY in connection therewith. Unless otherwise agreed by the Parties, such amounts that are not in dispute or inquiry will be payable to BNY within thirty (30) days of Customer’s receipt of the relevant invoice in a format and at a level of detail agreed upon by the Parties.

12.2	Other Compensation

Customer acknowledges that, as part of BNY’s compensation, BNY will earn interest on Cash balances held by BNY (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY’s compensation disclosures.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY

(a)

BNY represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) as of the Effective Date, there are no legal or administrative proceedings instituted or threatened against BNY which would materially impair BNY’s ability to perform its duties and obligations under this Agreement; (d) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY or any law or regulation to which it is subject; (e) it is conducting its custody business and will provide its services under this Agreement in compliance in all material respects with all laws and regulations, both state and federal, to which it is subject and has obtained all regulatory approvals necessary to carry on its custody business as now conducted; and (f) the individual executing this Agreement on its behalf has the requisite authority to bind BNY to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)

BNY represents and warrants that it is qualified to act as a custodian pursuant to Section 17(f)(1) of the 1940 Act as of the date hereof and at all times shall maintain such qualification, and that it shall confirm such qualification in writing to Customer upon the request of Customer.

13.2	Customer

(a)

Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)

Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act, and (ii) Customer represents, warrants and covenants that it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)

Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in substantial compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

14.	LIABILITY

14.1	Standard of Care

In performing its duties under this Agreement, BNY will act without negligence or willful misconduct and exercise the standard of care, prudence and diligence that a professional custodian providing services to registered investment companies would observe in these affairs taking into account laws applicable to BNY in connection with its provision of the services and the prevailing rules, practices, procedures and circumstances in the relevant market (“Standard of Care”). If BNY or an affiliate thereof is acting in another capacity for Customer pursuant to a separate agreement, nothing herein shall be deemed to relieve BNY or any affiliate of any obligation or liability when acting in such other capacity.

14.2	Limitation of Liability

(a)

BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY’s negligence, willful misconduct, reckless disregard of its duties hereunder, bad faith under this Agreement, or failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY has been advised of the possibility of such losses or damages).

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY be liable for any losses or damages arising out of any of the following:

(i)

Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY’s reliance on Instructions;

(iii)	BNY’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)

For any matter with respect to which BNY is required to act only upon the receipt of Instructions, (A) BNY’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY acted upon such Instructions;

(v)	BNY receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)	Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;

(vii)

The insolvency of any Person, including a Subcustodian that is not a BNY Affiliate, Depository, broker, bank or a counterparty to the settlement of a transaction or to a foreign exchange transaction, except to the extent arising directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring a Subcustodian that is not a BNY Affiliate;

(viii)

Any inability of BNY, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to BNY, (B) any failure of Customer to comply with applicable tax laws, or (C) any failure or refusal of any taxing authority to provide such relief; or

(ix)	The use of any third party appointed or selected by Customer, or by BNY at the express request of Customer.

(c)

Customer shall not be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity arising out of or relating to this Agreement (whether or not foreseeable and even if Customer has been advised of the possibility of such losses or damages) (“Damages Waiver”); provided, however, Customer acknowledges and agrees the foregoing Damages Waiver does not include reasonable and documented outside counsel fees and expenses claimed by BNY under its indemnity rights in Section 14.4(a) of this Agreement and Customer agrees not to claim such outside counsel fees and expenses as subject to the Damages Waiver.

(d)

If BNY is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY may obtain the advice of counsel to Customer or, at BNY’s own cost, the advice of reputable external counsel, and BNY will not be liable for acting in accordance with such advice.

(e)

The Parties acknowledge that BNY, or a BNY Affiliate, and Customer are parties to other agreements pursuant to which BNY, or a BNY Affiliate, may provide certain non-custodial services to Customer (each a “Service Agreement”). Notwithstanding anything else in this Agreement to the contrary, BNY and each Customer acknowledge and agree that nothing in this Agreement shall be deemed to modify, amend or relieve BNY, any BNY Affiliate or Customer of any obligations or liabilities under the applicable Service Agreement.

14.3	Force Majeure

Neither BNY nor Customer will be responsible or liable to the other Party for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, third party communications or computer systems, or any other similar events beyond its reasonable control (“Force Majeure Event”). Each Party will as soon as commercially practicable notify the other Party upon occurrence of a Force Majeure Event and will use commercially reasonable efforts to minimize the effect of any such events.

14.4	Indemnification

(a)

Subject to Section 14.2(c) of this Agreement, Customer shall indemnify and hold harmless BNY from and against any and all losses, costs, expenses, damages and liabilities (collectively, “Liabilities”) (including reasonable and documented outside counsel fees and expenses) incurred by BNY arising out of BNY’s performance under this Agreement, except to the extent resulting from BNY’s fraud, negligence, willful misconduct or reckless disregard of its duties hereunder, BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable and documented outside counsel fees and expenses incurred by BNY in its successful defense of claims that are asserted by Customer against BNY arising out of or relating to BNY’s performance under this Agreement. Any obligations of Customer under this Section 14.4 with respect to a particular Series will not be satisfied out of the assets of another Series.

(b)

Subject to the limitations of liability contained in this Agreement, including, without limitation, this Section 14, BNY shall indemnify and hold Customer harmless from and against Liabilities, in each case, which are incurred by Customer as the result of BNY’s fraud, negligence, willful misconduct, reckless disregard of its duties hereunder, or failure to perform its obligations under this Agreement in accordance with the Standard of Care; provided, however, BNY shall not indemnify Customer for any Liabilities arising out of Customer’s negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct.

(c)

Notwithstanding any other provision in this Agreement or applicable law to the contrary and except as may be agreed upon in writing by the Parties, BNY and Customer agree that to the extent that BNY or any BNY Affiliate would be liable hereunder for Liabilities, in no event shall BNY’s and such BNY Affiliate’s total maximum aggregate liability under Section 14.4(b) above of this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed twelve (12) months’ fees (based on the fees paid by Customer for the services provided pursuant to this Agreement during the preceding 12 month period immediately preceding the event giving rise to the Liabilities).

(d)

In the event of any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against an entity or person (a “Claim”), upon the assertion of such Claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that any failure by a party to provide such notice shall not relieve the other party of its obligations to indemnify and hold harmless the other party pursuant to the terms of this Agreement except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure.

15.	CONFIDENTIALITY

15.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations substantially similar to those imposed on BNY under this Agreement and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes, so long as such aggregated data represents a sufficiently large sample such that no Customer data can be identified either directly or by inference or implication. During the term of this Agreement BNY shall establish and maintain an information security program in accordance with Schedule B attached hereto.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority. In addition, notwithstanding any provision of this Agreement to the contrary, Customer may file electronically copies of the Agreement and any amendments thereto with the Securities and Exchange Commission as a material agreement to Customer’s registration statement and such filings are public; provided, and for the avoidance of doubt, Customer shall not file, or append to any public filing, the fee schedule entered into with BNY.

16.	TERM AND TERMINATION

16.1	Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

16.2	Termination

Each Party may terminate this Agreement with respect to one or more Series by giving to the counter-Party a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

16.3	Effect of Termination

Upon termination hereof, Customer will pay to BNY such other compensation as may be due to BNY, and will reimburse BNY for such other amounts payable or reimbursable to BNY hereunder, through the date of termination. As soon as practical following the service of a termination notice (and in any case not less than 30 days before the termination of this Agreement), Customer will give BNY the details of the successor custodian or other person or persons to whom the Assets are to be transferred. BNY will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY of its compensation, costs, expenses and other amounts to which it is entitled hereunder. The conversion of information from the formats and specifications of BNY’s systems to the formats and specifications of a successor custodian’s systems will be as reasonably agreed between Customer and BNY. If any Assets remain in any Account after termination, BNY may deliver to Customer such Assets or to such other party as directed by Customer pursuant to Instructions. The terms of this Agreement (including the terms relating to fees payable to BNY) will continue to apply from day to day as between Customer and BNY until any transferable Asset is transferred in accordance with this Section, except that no additional Cash or Securities may be deposited with BNY or any Subcustodian after the termination date other than with BNY’s express prior consent, and Customer will have a continuing obligation to provide BNY as soon as possible with the details of the Person or Persons to whom the remaining Assets are to be transferred.

16.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 0 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

17.	GENERAL

17.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, but subject to BNY’s approval, as an accommodation to Customer, BNY will provide consolidated recordkeeping services reflecting on statements provided to Customer securities, Loan Assets and other assets not held by BNY (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY with respect to Non-Custody Assets; (b) BNY will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY’s books or set forth on account statements concerning Non-Custody Assets.

Without limiting the generality of the foregoing, Customer acknowledges and agrees that (i) BNY does not possess or control and shall have no obligation to safekeep any Loan Asset; (ii) Loan Assets shall be registered on the books and records of the applicable obligor or administrative agent of such Loan Asset in the name of Customer and as such, no securities entitlement shall exist against BNY in respect of any Loan Asset; and (iii) BNY does not assume, nor shall BNY be deemed to assume, any duty or obligation hereunder to safekeep such Loan Assets.

17.2	Assignment

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Affiliate; (b) to any successor to the business of BNY to which this Agreement relates, in which event BNY agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by BNY without the prior written consent of Customer pursuant to a foregoing item (a), (b) or (c) will satisfy the requirements for serving as a custodian for a registered investment company. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

17.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

17.4	Governing Law/Forum

(a)

The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)

Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5	Business Continuity/Disaster Recovery

BNY will implement business continuity and disaster recovery plans reasonably designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable.

17.6	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.7	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid, or (ii) by email (as a signed attachment). All notices given in accordance with this Section will be effective upon receipt.

17.8	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.9	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.10	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

17.11	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.12	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

17.13	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.14	Severability

The invalidity, illegality or unenforceability of any provision of this Agreement will not affect the validity, legality or enforceability of any other provision, and if any provision is held to be unenforceable as a matter of law, the other provisions will remain in full force and effect. In such case, the Parties will negotiate in good faith to replace each illegal, invalid or unenforceable provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON	DOUBLELINE FUNDS TRUST, ON
BEHALF OF EACH CUSTOMER LISTED
ON APPENDIX I

By:	/s/ Robert M Stein Jr	By:	/s/ Henry V. Chase
Name:	Robert M Stein Jr	Name:	Henry V. Chase
Title:	Vice President	Title:	Treasurer and Principal Financial Officer
Date:	03/13/2026	Date:	03/12/2026

Address for Notice:	Address for Notice:

The Bank of New York Mellon	DoubleLine Funds Trust
240 Greenwich Street	c/o DoubleLine
New York, NY 10286	2002 North Tampa Street, Suite 200
Attention: Asset Servicing Legal Dept	Tampa, FL 33602
Attention: Legal Department
E-mail: Legal@doubleline.com

Pursuant to Section 10.1(a):

☒	as beneficial owner, Customer OBJECTS to disclosure

☐	as beneficial owner, Customer DOES NOT OBJECT to disclosure

☐	BNY will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

APPENDIX I

SERIES

Series Name	Effective Date of Custody Services
DoubleLine Total Return Bond Fund	3/11/2026
DoubleLine Core Fixed Income Fund	3/11/2026
DoubleLine Emerging Markets Fixed Income Fund	3/11/2026
DoubleLine Low Duration Bond Fund	3/11/2026
DoubleLine Flexible Income Fund	3/11/2026
DoubleLine Low Duration Emerging Markets Fixed Income Fund	3/11/2026
DoubleLine Long Duration Total Return Bond Fund	3/11/2026
DoubleLine Global Bond Fund	3/11/2026
DoubleLine Emerging Markets Local Currency Bond Fund	3/11/2026
DoubleLine Strategic Commodity Fund	3/11/2026
DoubleLine Shiller Enhanced CAPE®	3/11/2026
DoubleLine Shiller Enhanced International CAPE®	3/11/2026
DoubleLine Selective Credit Fund	3/11/2026

SUBSIDIARIES

Customer Name	Type of Entity	Effective Date of Custody
Services
DoubleLine Strategic Commodity Ltd.	Cayman Limited Company	3/11/2026

SCHEDULE A

DOCUMENT CUSTODY SERVICES ADDENDUM

TO CUSTODY AGREEMENT

This Document Custody Services Addendum to Custody Agreement (“Addendum”) contains additional provisions which apply whenever a Customer delivers to BNY any uncertificated securities which are registered in a name other than that of BNY or one of its nominees or similar investment-related documentation, or concerns the issuer of any such securities (including information relating to investments in any such securities). The provisions of this Addendum shall be considered part of the Custody Agreement (the “Agreement”) and shall be enforceable in accordance with the terms of such Agreement. In the event of a conflict between the terms hereof and the Agreement, this Addendum shall control.

1.  Definitions. For purposes of the Agreement and this Addendum, the following definitions shall apply:

“Documentation” shall mean, for each Private Investment (as defined below) for which a Customer physically delivers an Investment File (as defined below) to the BNY, all documents and instruments that may include the related Private Investment (but excluding any physical certificates evidencing ownership of a Security), including any subscription agreements, loan documents (including each loan agreement, promissory note, participation certificate, collateral security agreement, guarantee or supporting obligation), partnership certificates, membership agreements or such other agreements or documents as may be mutually agreed between the parties from time to time.

“Hedge Fund” shall mean a hedge fund, private fund or other investment or collective investment vehicle that satisfies the conditions set forth in Regulation D of the Securities Act of 1933.

“Hedge Fund Investments” shall mean an investment by Customer in a Hedge Fund whereby the interest in the Hedge Fund is registered on the books and records of such Hedge Fund in the name of BNY or its Affiliates.

“Investment File” shall mean an unsealed hard copy file that the applicable Customer represents contains Documentation (as defined above), physically delivered to and actually received by BNY, Subcustodian or Depository, as applicable.

“Private Investments” means, collectively, (i) private equity investments, including investments in partnership and limited liability companies (excluding Hedge Fund Investments), acquired by a Customer and the Investment File for which has physically delivered to BNY, Subcustodian or Depository, as applicable, by Customer from time to time during the term of, and pursuant to the terms of, this Agreement; (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i); and (iii) loans or loan commitments originated by or otherwise obtained by a Customer and the Investment File for which has delivered to BNY, Subcustodian or Depository, as applicable, by Customer from time to time during the term of, and pursuant to the terms of, this Agreement.

2.  Customer Representations, Warranties and Covenants. Each applicable Customer hereby represents, warrants and covenants, which shall be continuing and shall be deemed to be reaffirmed upon each Instruction given by the applicable Customer, that:

(a)  It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(b)  It will not include in Investment Files anything other than Documentation;

(c)  It will not otherwise use the services provided by BNY hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to Customer, and it will not include in any printed manner nor make any other statement or representation regarding BNY’s services under this Addendum except as specifically provided herein; and

It will not make any investment in a Hedge Fund that would constitute a Hedge Fund Investment without the express written agreement of BNY and BNY shall have no duties, responsibilities or liabilities in respect of any investment by Customer in any Hedge Fund Investment made unless and until the Parties enter into such agreement.

3.  Private Investments. Notwithstanding anything in the Agreement to the contrary, the following shall apply with respect to Private Investments:

(a)  Customer will arrange for the physical and not, for the avoidance of doubt, electronic, delivery of an Investment File to BNY, Subcustodian or Depository, as applicable accompanied by an Instruction which clearly identifies the contents of such Investment File; provided that BNY, Subcustodian or Depository may, in its reasonable discretion, reject any Investment File and/or any Documentation contained therein which such BNY, Subcustodian or Depository has determined to be ineligible for deposit or which otherwise cannot be held in custody by BNY, Subcustodian or Depository. BNY shall endeavor to provide reasonable notice to Customer of a rejection of any Investment File or related Documentation; provided that BNY makes no representation as to its ability to provide such notice and shall not incur any liability arising out of its failure to provide such notice. If an Investment File is accepted, BNY will generate an asset identifying number to track the Investment File and safekeep such Investment file. Under no circumstances will BNY be required to issue a trust receipt (or similar instrument) with respect to any Investment File or its contents.

(b)  It is understood and agreed that BNY will accept any file purporting to be an Investment File “as is” and without any examination thereof. BNY shall be under no obligation to determine the sufficiency of any Investment File, to review, verify, validate or otherwise inspect the contents of an Investment File or to provide any certification with respect thereto, provided, however, that BNY will include such Investment File on its custody reports and deliver such Investment File to such person or entity as Customer may instruct via Instructions. Acceptance of Investment Files by the BNY is based solely on the applicable Customer’s description and representations regarding the contents thereof and any other documentation that BNY requests to obtain reasonable comfort that such Investment File is what Customer purports such Investment File to be, it being understood that none of the BNY, nor any Subcustodian or Depository, as applicable, shall have any duty to Customer to so verify. BNY shall be entitled to fully rely, without independent verification, on the applicable Customer’s representations regarding the Investment Files. BNY’s safekeeping of an Investment File shall in no way be construed as custody of Private Investments (or any other underlying assets which the Investment File is said to constitute or represent) nor as a security entitlement to such Private Investments under applicable law. For the avoidance of doubt, BNY shall have no duty or obligation whatsoever to determine, or liability for the failure to determine, (i) the contents of an Investment File; (ii) that any Investment File is or is not what the applicable Customer purports it to be, or (iii) the value of any asset represented by the Investment File. BNY makes no representations or warranties, nor does it give any other assurances, regarding any Investment File or the contents thereof. Any Account statements will only reflect an inventory of the physical Investment Files that BNY holds hereunder without any representation as to the contents thereof. BNY shall be under no obligation hereunder for providing any Account statements directly to any clients or investors of a Customer, if applicable, or any third parties. With respect to the subject matter hereof, BNY will only provide those services set forth herein and BNY shall be under no obligation to accept delivery of any Investment File unless it is delivered in accordance with the foregoing requirements.

(c)  Each Customer shall be solely responsible for the servicing of all Private Investments. Each Customer shall cause all payments by or on behalf of issuers to be remitted to BNY for credit to the Account.

(d)  Each Customer, in coordination with its fund administrator, shall maintain all records of account activity relating to each Private Investment, including without limitation, any modification, all amortization schedules, records of transfer, pay-off, assignment, participation, sale, modification, termination or other changes in any such Private Investment. Upon modification or other change in any Private Investment, the applicable Customer shall promptly deliver or cause to be delivered to BNY, Subcustodian or Depository, as applicable, all relevant Documentation.

(e)  Each Customer shall be solely responsible for the settlement of each purchase or sale of Private Investments. The applicable Customer shall deliver or cause to be delivered to BNY Instructions specifying all Investment Files to be received or released in connection with such purchase or sale and any other relevant information concerning the custody of the Investment Files relating to the affected Private Investments. The applicable Customer assumes full responsibility for all credit risks associated with any such sale or purchase or any loss, damage or destruction of any Documentation or Investment Files in transit.

4.  Customer Responsibilities. Unless otherwise agreed in writing to the contrary, the applicable Customer shall:

(a)  Cause the issuer of the applicable Private Investment to deposit with BNY (by means of a check or draft payable to BNY or its nominee or by wire transfer) all income and other payments or distributions on or with respect to such Private Investment and advise BNY in an Instruction of the amount to be received and if such amount relates to a particular Investment File and the identity of such Investment File;

(b)  Direct BNY in a detailed Instruction to present for payment on the date and at the address specified therein the Private Investment specified therein whether at maturity or for repurchase or redemption, and to hold hereunder such amounts paid on or with respect to such particular Private Investments as BNY may receive;

(c)  Obtain and execute any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;

(d)  Cause the issuer to deposit with BNY, any Subcustodian or Depository, as applicable, such additional Private Investment or rights as may be issued with respect to any Private Investments and advise BNY in a detailed Instruction if the Private Investments are to be added or credited to a particular Investment File;

(e)  Be solely responsible for the exercise of rights or discretionary actions with respect to Private Investments covered by this Agreement; and

(f)  Exercise all voting rights with respect to Private Investments.

SCHEDULE B

Information Security Requirements

I.	Information Security Program Overview

A.  During the Term of the Agreement, BNY will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer Confidential Information provided to BNY in accordance with this Agreement and when in the possession of or under its control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its shareholders, and (iv) provide for secure disposal of Customer Data.

B.  BNY’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY’s business activities or other factors. BNY reserves the right to modify the ISP at any time, provided that BNY shall not diminish the overall level of protection this Schedule B is intended to provide.

II.	Security Incident Response and Notice

A.  BNY will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B.  In the event of a declared Security Incident and except as otherwise specified in the Agreement, BNY will (i) promptly notify Customer (including in compliance with any timeframe required by applicable law and applicable to BNY in connection with its provision of the services set forth in the Agreement), (ii) provide updates to Customer regarding BNY’s response, and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C.  “Security Incident” means any known (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 (“NPPI”) that is notifiable under state law or (ii) loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data or (iii) successful attempt to gain unauthorized access to, or disrupt or misuse a component of BNY’s network that directly impacts its provision of the services or any known unsuccessful attempt to do the same that in BNY’s reasonable determination is sufficiently serious enough to notify to Customer.

III.	Governance

A.  BNY shall, no more than once in a rolling 12 month period (unless otherwise agreed to between the parties), (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to Customer, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and prohibit disclosure to any third party and use for any purpose other than evaluating BNY’s security controls; (ii)

engage a third party provider to perform penetration testing of the BNY systems used to provide the services and provide Customer, upon request, confirmation of such testing; and (iii) participate in Customer’s reasonable due diligence information security questionnaire process.

B.  BNY shall also, no more than once in a rolling 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY’s facility security policies and availability of personnel:

(i) meet with client subject matter experts in a BNY clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, transmitted or removed from BNY premises except as mutually agreed in writing; and

(ii) permit access to a BNY data center used to process Customer Data and provide the services by no more than 2 Customer representatives for a maximum of 3 hours to conduct a visual inspection of the environment and its controls; provided that access may be immediately terminated if any Fund representative does not remain with a BNY escort. Notwithstanding any provision in the Agreement to the contrary, Customer shall not disclose any verbal or written information obtained during the foregoing meetings to any third party or use it for any purpose other than evaluating BNY’s security controls, without BNY’s prior written consent. Customer shall reimburse BNY for any costs and expenses reasonably incurred in connection with Customer’s review of BNY’s security controls and data center.

IV.	Network and Communications Security

A.  Asset Management. BNY will maintain an inventory of its system components, hardware and software used to provide the services, and will review and update such inventory in accordance with the ISP.

B.  Change Management. BNY shall require that changes to its network or software used to provide the services are tested and applied pursuant to a documented change management process.

C.  Security Monitoring. BNY will monitor cyber threat intelligence feeds daily. BNY will deploy Denial of Service (DoS) and Distributed DoS solutions.

D.  Network Segmentation. BNY’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY’s production environment used to provide the services will be segregated from pre-production regions and BNY’s internal segment.

E.  Vulnerability Management. BNY will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services. BNY will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY will remediate identified security vulnerabilities in accordance with its process.

F.  Malicious Code. BNY will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services.

G.  Communications. BNY will protect electronic communications used in the provision of services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.

Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.

Logging. The ISP will require the maintenance of network and application logs as part of BNY’s security information and event management processes. Logs are retained in accordance with law applicable to BNY’s provision of the services as well as BNY applicable policies. BNY uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.	Data Security

A.  Identity Access Management. BNY will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B.  Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of Services.

C.  Encryption. BNY will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY determines to be appropriate in accordance with the ISP and law applicable to BNY’s provision of the Services.

D.  Remote Access. The ISP will restrict remote access to BNY systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.  Devices. BNY will restrict the transfer of Customer Data from its network to mass storage devices. BNY will use a mobile device management system or equivalent tool when mobile computing is used to provide the Services. Applications on such authenticated devices will be housed within an encrypted container and BNY will maintain the ability to remote wipe the contents of the container.

F.  Data Leakage Prevention (DLP). BNY will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY’s network.

G.  Disposal. BNY will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.

Personnel. BNY will undertake background checks during the recruitment process of personnel involved in the provision of the Services, subject to applicable laws and require its personnel involved in the provision of Services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.

Physical Security. BNY will deploy perimeter security such as barrier access controls, such as security guards and issuance of personnel identification badges, around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.

Subcontracting. BNY will implement a third party governance program designed to provide oversight over unaffiliated third parties used to provide the Services (“Subcontractors”). BNY will require Subcontractors to comply with information security measures equivalent to those contained in this rider, as applicable. BNY shall be responsible for Subcontractors’ acts and omissions in the provision of the Services as if they were those of BNY.